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                             NEUMAN & DRENNEN, LLC
                               Attorneys at Law
                              TEMPLE-BOWRON HOUSE
                               1507 PINE STREET
                            BOULDER, COLORADO 80302
                           Telephone: (303) 449-2100
                           Facsimile: (303) 449-1045


                               October 26, 1999


iGeniSys, Inc.
654 North Belt East, Suite 310
Houston, Texas  77060

     Re:  Registration Statement on Form SB-2

Ladies and Gentlemen:

     We have acted as counsel to iGeniSys, Inc. (the "Company") in connection with Registration Statement on Form SB-2 (the "Registration Statement") to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of an aggregate of 3,490,611 shares of Common Stock, $.001 par value ("Common Stock"). In connection with such representation of the Company, we have examined such corporate records, and have made such inquiry of government officials and Company officials and have made such examination of the law as we deemed appropriate in connection with delivering this opinion.

     Based upon the foregoing, we are of the opinion as follows:

1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that state.

2. The Company's authorized capital consists of one hundred million ten thousand (100,010,000) shares of Common Stock having a par value of $0.001 each and fifty million (50,000,000) shares of Preferred Stock having a par value of $.01 each.

3. The 1,500,000 shares of the Company's Common Stock being registered for sale and offered to the public by the Company as more fully described in the Registration Statement are lawfully and validly issued, fully paid and non-assessable securities of the Company.

4. The 1,990,611 shares of the Company's Common Stock being registered for sale and offered to the public by the Selling Shareholders as more fully described in the Registration Statement are duly and validly authorized, legally issued, fully paid and non-assessable.

                              Sincerely,



                              Clifford L. Neuman

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